DAVID JONES & ASSOC., P.C.

      Law Firm

395 Sawdust, # 2148 The Woodlands, TX 77380	866-862-1719 (P) (F)

April 19, 2010

Board of Directors

Penn Street Funds, Inc.

2240 Ridgewood Road, Suite 101

Wyomissing, PA  19610

Re:

Penn Street Funds, Inc, Post-Effective Amendment # 24 to Registration statement on Form N-1A

Gentlemen:

As counsel to Penn Street Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in Class A shares of the Berkshire Select Equity Portfolio (the “Fund”).  The Company is authorized to issue 1 billion (1,000,000,000) shares of common stock, with a par value of $0.01 per share. The Company has presently allocated 20,000,000 (20 million) shares to the Fund, and has further reclassified those shares as follows: 10,000,000 (10 million) shares for Class A shares and 10,000,000 (10 million) shares for Class C shares.  Only Class A shares are offered via this PEA # 24.

Shares of the Fund are a separate series of the Company currently consisting of two classes of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in Post-effective Amendment # 24 to the Company’s Registration Statement on Form N-1A, to which this opinion is an exhibit, as filed with the Securities and Exchange Commission.

I have examined copies of the Company's Articles of Incorporation and all amendments and supplements thereto, the Prospectus and Statement of Additional Information contained in the PEA # 24 to the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.  I have not independently verified the authenticity of said documents, but have instead relied on representations of management and prior legal opinions.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.

Further, I give my permission to include this opinion as an exhibit to the Company’s Post-Effective Amendment # 24 to its Registration Statement on Form N-1A.

Very Truly Yours,

/s/  David D. Jones, Esq.

DAVID JONES & ASSOC., P.C.